Exhibit 99.1

NEWS RELEASE

MetroCorp Bancshares, Inc. Announces 2013 Third Quarter Results

Net Income Increased 19.7% to $3.4 Million or $0.18 per Diluted Share.

HOUSTON, TEXAS – (October 18, 2013), MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced its operating results for the third quarter of 2013.

Financial Highlights

●	Net income of $3.4 million for the third quarter of 2013 improved 19.7% from $2.9 million for the third quarter of 2012.
●	Earnings per diluted share for the third quarter of 2013 were $0.18 compared with $0.15 for the third quarter of 2012.
●	Total loans grew $84.5 million or 7.7% to $1.18 billion at September 30, 2013 compared with $1.10 billion at December 31, 2012.
●	Total deposits grew $85.4 million or 6.7% to $1.35 billion at September 30, 2013 compared with $1.27 million at December 31, 2012.
●

Total nonperforming assets at September 30, 2013 declined $2.7 million or 8.1% on a linked-quarter basis to $24.8 million compared with $27.5 million at June 30, 2013, and declined $16.7 million or 40.3% compared with $41.5 million at December 31, 2012.

●	The ratio of nonperforming assets to total assets declined to 1.52% at September 30, 2013 compared with 1.74% at June 30, 2013 and 2.73% at December 31, 2012.
●	Net charge-offs of $377,000 for the third quarter of 2013 were 0.03% of total loans, compared with $975,000 for the second of quarter 2013, and $1.5 million for the third quarter of 2012.
●

Provision for loan losses was a reversal of ($655,000) for the third quarter of 2013 compared with a reversal of ($25,000) for the second quarter of 2013, and a reversal of ($300,000) for the third quarter of 2012.

●	The ratio of the allowance for loan losses to total loans at September 30, 2013 was 1.76% compared with 2.23% at December 31, 2012 and 2.33% at September 30, 2012.
●	Net interest margin was 3.57% for the third quarter of 2013 compared with 3.50% for the second quarter of 2013, and 3.84% for the third quarter of 2012.
●	Total risk-based capital ratio was 17.22% at September 30, 2013 compared with 17.95% at December 31, 2012.

George M. Lee, Co-Chairman, President and CEO of MetroCorp Bancshares, Inc. (“MetroCorp”) stated, “The third quarter 2013 performance continues to be on track with management’s expectations. We are encouraged by the Company’s solid earnings of $3.4 million for the third quarter of 2013 compared with $2.9 million for the same quarter in 2012. The net interest margin improved to 3.57% compared with 3.50% on a linked-quarter basis between the third and second quarters of 2013. Nonperforming assets decreased by $2.7 million to 1.52% of total loans from 1.74% at the end of the second quarter of 2013 and is on pace to surpass management’s year-end asset quality target. Our balanced growth strategy on loans and deposits, together with a strong capital base, and a 1.76% ratio of allowance for loan losses to total loans were all positive signs of the Company’s solid business and operating platforms.”

CEO Lee continued, “With the announced merger between MetroCorp and East West Bancorp, Inc. expected to take place during the first quarter of 2014, we are pleased with the positive momentum of our third quarter performance. We believe that the current operating platform can serve as a solid spring board for exciting growth opportunities ahead.”

Interest income and expense

Net interest income for the three months ended September 30, 2013 was $13.7 million, an increase of $43,000 or 0.3% compared with $13.6 million for the same period in 2012. The increase in net interest income for the three months ended September 30, 2013 was due to loan growth and lower cost of deposits partially offset by declines in the yields on loans and securities and an increase in the volume of borrowings. Net interest income for the nine months ended September 30, 2013 was $39.5 million, a decrease of $1.4 million or 3.5% compared with $40.9 million for the same period in 2012. The decrease in net interest income for the nine months ended September 30, 2013 was primarily due to declines in the yields on loans and securities, partially offset by an increase in the volume of loans and lower cost of deposits. On a linked-quarter basis, net interest income increased $710,000 compared with the three months ended June 30, 2013.

The net interest margin for the three months ended September 30, 2013 was 3.57%, a decrease of 27 basis points compared with 3.84% for the same period in 2012. The yield on average earning assets decreased 32 basis points, and the cost of average earning assets decreased five basis points for the same periods. However, on a linked-quarter basis, the net interest margin for the three months ended September 30, 2013 increased seven basis points compared with 3.50% for the three months ended June 30, 2013. The yield on average earning assets increased seven basis points, and the cost of average earning assets remained level with June 30, 2013.

The net interest margin for the nine months ended September 30, 2013 was 3.56%, a decrease of 31 basis points compared with 3.87% for the same period in 2012. The yield on average earning assets decreased 41 basis points, and the cost of average earning assets decreased 10 basis points for the same periods.

Interest income for the three months ended September 30, 2013 was $16.1 million, an increase of $32,000 or 0.2% compared with $16.0 million for the same period in 2012, primarily due to increases in the volume of loans and securities, offset by decreases in the yield on earning assets. On a linked-quarter basis, interest income increased $786,000 or 5.1% from $15.3 million compared with the second quarter of 2013. Average earning assets increased $107.4 million or 7.6% to $1.52 billion for the third quarter of 2013, compared with $1.41 billion for the same period in 2012. Average total loans increased $108.9 million or 10.2% to $1.18 billion for the third quarter of 2013 compared with $1.07 billion for the third quarter of 2012. The yield on average earning assets for the third quarter of 2013 was 4.19% compared with 4.51% for the third quarter of 2012.

Interest income for the nine months ended September 30, 2013 was $46.4 million, down $2.3 million or 4.6% compared with $48.6 million for the same period in 2012, primarily due to lower yield on loans and securities, partially offset by an increase in the volume of loans. Average earning assets increased $68.0 million or 4.8% to $1.48 billion for the nine months ended September 30, 2013, compared with $1.41 billion for the same period in 2012. Average total loans increased $79.8 million or 7.5% to $1.14 billion for the nine months ended September 30, 2013 compared with $1.06 billion for the same period in 2012. The yield on average earning assets for the nine months ended September 30, 2013 was 4.18% compared with 4.59% for the nine months ended September 30, 2012.

Interest expense for the three months ended September 30, 2013 was $2.4 million, down $11,000 or 0.5% compared with $2.4 million for the same period in 2012, primarily due to lower cost on both deposits and other borrowings, partially offset by an increase in other borrowings and time deposits. Average interest-bearing deposits were $1.0 billion for the third quarter of 2013, an increase of $22.4 million or 2.3% compared with $977.8 million for the same period of 2012. The cost of interest-bearing deposits for the third quarter of 2013 was 0.69% compared with 0.73% for the third quarter of 2012. Average other borrowings, excluding junior subordinated debentures, were $46.0 million for the third quarter of 2013, an increase of $20.0 million compared with $26.0 million for the third quarter of 2012. The cost of other borrowings, excluding junior subordinated debentures, for the third quarter of 2013 was 2.63% compared with 3.78% for the third quarter of 2012.

Interest expense for the nine months ended September 30, 2013 was $6.9 million, down $812,000 or 10.6% compared with $7.7 million for the same period in 2012, primarily due to lower cost on both deposits and other borrowings, partially offset by an increase in other borrowings. Average interest-bearing deposits were $988.7 million for the nine months ended September 30, 2013, a decrease of $5.2 million or 0.5% compared with $994.0 million for the same period of 2012. The cost of interest-bearing deposits for the nine months ended September 30, 2013 was 0.69% compared with 0.80% for the nine months ended September 30, 2012. Average other borrowings, excluding junior subordinated debentures, were $36.8 million for the nine months ended September 30, 2013, an increase of $10.8 million compared with $26.0 million for the nine months ended September 30, 2012. The cost of other borrowings, excluding junior subordinated debentures, for the nine months ended September 30, 2013 was 2.90% compared with 3.81% for the nine months ended September 30, 2012.

Noninterest income and expense

Noninterest income for the three months ended September 30, 2013 was $2.1 million, an increase of $217,000 or 11.6% compared with $1.9 million for the same period in 2012. The increase for the three months ended September 30, 2013 was primarily due to gains on sales of SBA loans, partially offset by decreases in all other noninterest income categories. Noninterest income for the nine months ended September 30, 2013 was $5.7 million, an increase of $248,000 or 4.6% compared with $5.4 million for the same period in 2012, primarily due to gains on sales of SBA loans and an increase in other noninterest income, partially offset by a decrease in service fees. Other noninterest income for the nine months ended September 30, 2013 increased due to gains in foreign currency transactions and the fair value of derivatives, which were partially offset by declines in ORE rental income and in the fair value of the BOLI investment.

Noninterest expense for the three months ended September 30, 2013 was $11.5 million, a decrease of $51,000 or 0.4% compared with $11.5 million for the same period in 2012. The decrease was mainly the result of a decline in ORE expenses of $243,000 and occupancy and equipment expense of $143,000, partially offset by an increase in other noninterest expense of $328,000. Other noninterest expense increased primarily due to an increase in data processing expenses as a result of outsourcing the core processing system, partially offset by a decline in operational losses. Noninterest expense for the nine months ended September 30, 2013 was $32.5 million, a decrease of $1.3 million or 3.8% compared with $33.8 million for the same period in 2012. The decrease was mainly the result of a decline in other ORE expenses, partially offset by increases in other noninterest expense. Other noninterest expense increased primarily due to a rise in data processing expenses but partially offset by decreases in other loan expenses and legal fees.

Salaries and employee benefits expense for the three months ended September 30, 2013 and 2012 was $6.0 million. Salaries and employee benefits expense for the nine months ended September 30, 2013 was $18.2 million, an increase of $308,000 or 1.7% compared with $17.9 million for the same period in 2012, primarily as a result of merit increases.

Provision for loan losses

The following table summarizes the provision for loan losses and net charge-offs as of and for the quarters indicated:

	September 30, 2013	June 30, 2013	March 31, 2013	September 30, 2012
	(dollars in thousands)
Allowance for Loan Losses
Balance at beginning of quarter	$21,832	$22,832	$24,592	$27,311
(Reduction in) provision for loan losses for quarter	(655)	(25)	(450)	(300)
Net charge-offs for quarter	(377)	(975)	(1,310)	(1,469)
Balance at end of quarter	$20,800	$21,832	$22,832	$25,542

Total loans	$1,184,824	$1,178,288	$1,124,716	$1,096,855

Allowance for loan losses to total loans	1.76%	1.85%	2.03%	2.33%
Net charge-offs to total loans	(0.03)%	(0.08)%	(0.12)%	(0.13)%

The provision for loan losses for the three months ended September 30, 2013 was a reversal of ($655,000), an increase in the reversal of $355,000 compared with a reversal of ($300,000) for the same period in 2012, primarily as a result of reductions in classified assets and net charge- offs. The provision for loan losses for the nine months ended September 30, 2013 was a reversal of ($1.1 million), a decrease of $1.4 million compared with a provision of $300,000 for the same period in 2012, primarily as a result of reductions in classified assets and net charge-offs. On a linked-quarter basis between the third and second quarters of 2013, the provision for loan losses decreased by $630,000.

Net charge-offs for the three months ended September 30, 2013 were $377,000 or 0.03% of total loans compared with net charge-offs of $1.5 million or 0.13% of total loans for the same period in 2012. The net charge-offs for the third quarter of 2013 were all related to loans from Texas. Net charge-offs for the nine months ended September 30, 2013 were $2.7 million or 0.22% of total loans compared with net charge-offs of $3.1 million or 0.28% of total loans for the same period in 2012. The net charge-offs for the nine months ended September 30, 2013 consisted of $1.8 million in loans from Texas and $877,000 in loans from California.

Asset quality

The following table summarizes nonperforming assets as of the dates indicated:

	September 30, 2013	June 30, 2013	December 31, 2012	September 30, 2012
	(dollars in thousands)
Nonperforming Assets
Nonaccrual loans	$11,640	$12,304	$23,568	$31,454
Troubled debt restructurings - accruing	387	394	400	4,126
Troubled debt restructurings - nonaccruing	3,391	3,871	5,014	4,707
Other real estate (“ORE”)	9,373	10,960	12,555	7,915
Total nonperforming assets	$24,791	$27,529	$41,537	$48,202

Total nonperforming assets to total assets	1.52%	1.74%	2.73%	3.16%

Supplemental information for the three months ending:
Writedowns on ORE	$14	$40	$429	$598
Losses (gains) on ORE sales	121	(176)	11	(179)

Total nonperforming assets at September 30, 2013 were $24.8 million ($21.3 million from Texas and $3.5 million from California) compared with $41.5 million at December 31, 2012 ($32.5 million from Texas and $9.0 million from California), a decrease of $16.7 million or 40.3%. The ratio of total nonperforming assets to total assets decreased to 1.52% at September 30, 2013 from 2.73% at December 31, 2012.

On a linked-quarter basis, total nonperforming assets decreased by $2.7 million, which consisted of a $2.1 million decrease in Texas and a $651,000 decrease in California. The decrease in nonperforming assets in Texas consisted primarily of declines of $640,000 in nonaccrual loans, a $220,000 reduction in nonaccrual troubled debt restructurings (“TDRs”) and a net reduction of $1.2 million in ORE. In Texas, nonaccrual loans including nonaccrual TDRs decreased primarily due to $994,000 in paydowns on loans, $508,000 in writedowns on six loans, the transfer of one $259,000 loan to ORE and $156,000 in loan payoffs, but partially offset by the addition of six loans totaling approximately $1.1 million. The decline in nonperforming assets in California primarily consisted of decreases of $24,000 in nonaccrual loans, $260,000 in nonaccrual TDRs and $360,000 in ORE. In California, nonaccrual loans including nonaccrual TDRs decreased primarily due to a loan payoff.

On a linked-quarter basis, ORE at September 30, 2013 decreased $1.6 million compared with ORE at June 30, 2013 and was primarily the result of the sale of one property in Texas ($1.4 million) and one property in California ($360,000), partially offset by the addition of one property in Texas.

Approximately $14.7 million or 95.1% of nonaccrual loans and nonaccruing TDRs at September 30, 2013, are collateralized by real estate. Management is closely monitoring the loan portfolio and actively working on problem loan resolutions; however, uncertain economic conditions could further impact the loan portfolio.

Management conference call

On Monday, October 21, 2013, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the third quarter 2013 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference. The call will be webcast by Shareholder.com and can be accessed at MetroCorp’s web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc. provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has twelve full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of September 30, 2013, the Company had consolidated assets of $1.6 billion. For more information, visit the Company’s web site at www.metrobank-na.com.

Forward-Looking Statements

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe MetroCorp’s, East West’s or the combined company’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the MetroCorp’s control. In some cases, you can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should carefully read forward-looking statements, including statements that contain these words, because they discuss the future expectations or state other “forward-looking” information about East West, MetroCorp and the combined company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of East West, MetroCorp and the combined company. Forward-looking statements speak only as of the date they are made and we assume no duty to update such statements. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company’s net interest margin or result in increased loan prepayments; (3) the failure of or changes in management’s assumptions regarding the adequacy of the allowance for loan losses; (4) an adverse change in the real estate market in the Company’s primary market areas; (5) increased credit risk in the Company’s assets and increased operating risk caused by a material change in commercial, consumer and/or real estate loans as a percentage of the total loan portfolio; (6) increased asset levels and changes in the composition of assets and the resulting impact on the Company’s capital levels and regulatory capital ratios; (7) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry, or possible noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statues and regulations; (8) increases in the level of nonperforming assets; (9) changes in the availability of funds which could increase costs or decrease liquidity or impair the Company’s ability to raise additional capital; (10) the effects of competition from other financial institutions operating in the Company’s market areas and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (11) changes in accounting principles, policies or guidelines; (12) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company’s securities portfolio; (13) the incurrence and possible impairment of goodwill associated with an acquisition; (14) the timing, impact and other uncertainties of the Company’s ability to enter new markets successfully and capitalize on growth opportunities; (15) the inability to fully realize the Company’s net deferred tax asset; (16) the Company’s ability to adapt successfully to technological changes to meet customers’ needs and developments in the marketplace, or potential interruptions or breaches in security of the Company’s information systems; (17) potential environmental risk and associated cost on the Company's foreclosed real estate assets; and (18) the loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. These and other risks and factors are further described from time to time in the Company’s 2012 Annual Report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

Important Information About the Proposed Merger and Where to Find It

Communications in this release do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, East West intends to file with the SEC a registration statement on Form S-4, which will include a proxy statement/prospectus with respect to the proposed acquisition of MetroCorp. The final proxy statement/prospectus will be mailed to the shareholders of MetroCorp in advance of a special meeting of shareholders that will be held to consider the proposed merger. INVESTORS AND SECURITY HOLDERS OF METROCORP ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER CAREFULLY AND IN ITS ENTIRETY, INCLUDING ANY DOCUMENTS PREVIOUSLY FILED WITH THE SEC AND INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT/PROSPECTUS, WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING EAST WEST, METROCORP AND THE PROPOSED MERGER. Investors will be able to obtain a free copy of the registration statement and proxy statement/prospectus, as well as other filings containing information about East West and MetroCorp (including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q), without charge, at the SEC’s website at http://www.sec.gov/. Investors may also obtain these documents, without charge, from East West’s website at http://www.eastwestbank.com or by contacting East West’s investor relations department at (626) 768-6800 or from MetroCorp’s website at https://www.metrobank-na.com or by contacting MetroCorp’s investor relations department at (713) 776-3876.

Participants in a Solicitation

MetroCorp and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information about the directors and executive officers of MetroCorp and their ownership of MetroCorp common stock is set forth in the Proxy Statement for MetroCorp’s 2013 Annual Meeting of Shareholders as previously filed with the SEC. Additional information regarding the interests of such participants in the proposed transaction will be included in the proxy statement/prospectus, when it becomes available.

For more information contact:

MetroCorp Bancshares, Inc., Houston

George Lee, Co-Chairman, President & CEO, (713) 776-3876, or

David Choi, Executive Vice President & CFO, (713) 776-3876

MetroCorp Bancshares, Inc.

(In thousands, except share amounts)

(Unaudited)

	September 30, 2013	December 31, 2012
Consolidated Balance Sheets
Assets
Cash and due from banks	$29,963	$31,203
Federal funds sold and other short-term investments	137,527	128,246
Total cash and cash equivalents	167,490	159,449
Interest-bearing time deposits in banks	$15,616	$15,321
Securities available-for-sale, at fair value	183,657	164,048
Securities held-to-maturity, at cost (fair value $8,108 at September 30, 2013 and $4,757 at December 31, 2012)	7,788	4,046
Other investments	5,702	5,592
Loans, net of allowance for loan losses of $20,800 and $24,592, at September 30, 2013 and December 31, 2012, respectively	1,163,864	1,075,745
Loans, held-for-sale	160	-
Accrued interest receivable	3,753	4,120
Premises and equipment, net	3,788	4,046
Goodwill	14,327	14,327
Core deposit intangibles	31	59
Deferred tax asset, net	15,327	13,110
Customers' liability on acceptances	5,828	7,045
Foreclosed assets, net	9,373	12,555
Cash value of bank owned life insurance	33,721	32,794
Prepaid FDIC assessment	-	3,439
Other assets	4,024	4,116
Total assets	$1,634,449	$1,519,812

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$330,067	$309,696
Interest-bearing	1,022,401	957,334
Total deposits	1,352,468	1,267,030
Junior subordinated debentures	36,083	36,083
Other borrowings	46,000	25,000
Accrued interest payable	280	233
Acceptances outstanding	5,828	7,045
Other liabilities	13,672	7,390
Total liabilities	1,454,331	1,342,781
Commitments and contingencies	-	-
Shareholders' equity:
Common stock, $1.00 par value, 50,000,000 shares authorized; 18,776,765 and 18,766,765 shares issued and 18,699,638 and 18,746,385 shares outstanding at September 30, 2013 and December 31, 2012, respectively	18,777	18,767
Additional paid-in-capital	75,164	74,998
Retained earnings	91,403	82,881
Accumulated other comprehensive (loss) income	(4,466)	567
Treasury stock, at cost	(760)	(182)
Total shareholders' equity	180,118	177,031
Total liabilities and shareholders' equity	$1,634,449	$1,519,812

Nonperforming Assets and Asset Quality Ratios
Nonaccrual loans	$11,640	$23,568
Accruing loans 90 days or more past due	-	-
Troubled debt restructurings - accruing	387	400
Troubled debt restructurings - nonaccruing	3,391	5,014
Other real estate ("ORE")	9,373	12,555
Total nonperforming assets	24,791	41,537

Total nonperforming assets to total assets	1.52%	2.73%
Total nonperforming assets to total loans and ORE	2.08%	3.73%
Allowance for loan losses to total loans	1.76%	2.23%
Allowance for loan losses to total nonperforming loans	134.91%	84.85%
Net year-to-date charge-offs to total loans	0.22%	0.29%
Net year-to-date charge-offs	$2,662	$3,138
Total loans to total deposits	87.60%	86.84%

MetroCorp Bancshares, Inc.

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended Sept 30,		For the Nine Months Ended Sept 30,
	2013	2012	2013	2012
Average Balance Sheet Data
Total assets	$1,608,311	$1,510,577	$1,576,162	$1,512,667
Securities	195,013	172,739	182,863	180,117
Total loans	1,175,296	1,066,352	1,138,570	1,058,782
Allowance for loan losses	(21,918)	(27,214)	(22,820)	(27,948)
Net loans	1,153,378	1,039,138	1,115,750	1,030,834
Total interest-earning assets	1,520,098	1,412,727	1,482,722	1,414,710
Total deposits	1,327,616	1,255,481	1,307,914	1,256,389
Other borrowings and junior subordinated debt	82,083	62,083	72,889	62,085
Total shareholders' equity	178,609	173,370	179,359	176,143

Income Statement Data
Interest income:
Loans	$14,695	$14,593	$42,530	$44,346
Securities:
Taxable	892	1,020	2,530	3,051
Tax-exempt	186	145	499	407
Federal funds sold and other short-term investments (1)	288	271	794	804
Total interest income	16,061	16,029	46,353	48,608
Interest expense:
Time deposits	1,361	1,288	3,896	4,194
Demand and savings deposits	376	508	1,192	1,729
Other borrowings	633	585	1,771	1,748
Total interest expense	2,370	2,381	6,859	7,671
Net interest income	13,691	13,648	39,494	40,937
(Reduction in) provision for loan losses	(655)	(300)	(1,130)	300
Net interest income after provision for loan losses	14,346	13,948	40,624	40,637
Noninterest income:
Service fees	1,002	1,099	2,913	3,347
Other loan-related fees	125	139	424	326
Letters of credit commissions and fees	166	197	540	584
(Loss) gain on securities, net	(4)	24	33	108

Total other-than-temporary impairment ("OTTI") on securities	(36)	(14)	(129)	(101)
Less: Noncredit portion of OTTI	(27)	(7)	(54)	(17)
Net impairments on securities	(9)	(7)	(75)	(84)
Gain on sale of loans	487	-	558	-
Other noninterest income	322	420	1,290	1,154
Total noninterest income	2,089	1,872	5,683	5,435
Noninterest expense:
Salaries and employee benefits	6,017	6,016	18,242	17,934
Occupancy and equipment	1,649	1,792	4,977	5,224
Foreclosed assets, net	309	552	(450)	1,915
FDIC assessment	486	480	1,463	1,362
Goodwill impairment	-	-	-	-
Other noninterest expense	3,017	2,689	8,256	7,339
Total noninterest expense	11,478	11,529	32,488	33,774
Income before provision for income taxes	4,957	4,291	13,819	12,298
Provision for income taxes	1,509	1,410	4,548	4,023
Net income	$3,448	$2,881	$9,271	$8,275

Dividends and discount - preferred stock	-	(20)	-	(1,429)
Adjustment from repurchase of preferred stock	-	(149)	-	557
Net income applicable to common shareholders	$3,448	$2,712	$9,271	$7,403

Per Share Data
Earnings per share - basic	$0.19	$0.15	$0.50	$0.47
Earnings per share - diluted	0.18	0.15	0.49	0.47
Weighted average shares outstanding:
Basic	18,417	18,307	18,372	15,666
Diluted	18,814	18,648	18,757	15,876
Dividends per common share	$0.02	$-	$0.04	$-

Performance Ratio Data
Return on average assets	0.85%	0.69%	0.79%	0.72%
Return on average shareholders' equity	7.66%	5.62%	6.91%	6.11%
Net interest margin	3.57%	3.84%	3.56%	3.87%
Efficiency ratio (2)	71.54%	74.24%	74.12%	70.59%
Equity to assets (average)	11.11%	12.26%	11.38%	11.73%

(1) Includes interest-bearing time deposits in banks.

(2) Calculated by dividing total noninterest expense, excluding loan loss provisions, goodwill impairment, provisions for unfunded commitments, writedowns on foreclosed assets and gains and losses on sales of foreclosed assets by net interest income plus noninterest income, excluding impairment on securities and gains and losses on securities transactions.